EXHIBIT 3.3


                                   Charter of


                        HEMLOCK FEDERAL BANK FOR SAVINGS



         SECTION 1. Corporate title. The full corporate title of the bank is Hemlock Federal Bank for Savings.


         SECTION 2. Office. The home office of the bank shall be located in the City of Oak Forest, County of Cook, in the State of Illinois.

         SECTION 3. Duration. The duration of the bank is perpetual.


         SECTION 4. Purpose and Powers. The purpose of the bank is to pursue any or all of the lawful objectives of a federal bank chartered under section 5 of the Home Owners' Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

         SECTION 5. Capital Stock. The total number of shares of all classes of the capital stock which the bank has the authority to issue is three million (3,000,000) of which two million five hundred thousand (2,500,000) shall be common stock of par value of $.01 per share, and of which five hundred thousand (500,000) shall be serial preferred stock of par value $.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of stockholders, except as otherwise provided in this
Section 5 or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the savings bank), labor, or services actually performed for the bank or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.


         Except for shares issuable in connection with the conversion of the bank from the mutual to the stock form of organization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the bank other than as part of a general public



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offering or as  qualifying  shares to a director,  unless their  issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.


         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series, or to more than one vote per share, except as to the cumulation of votes for the election of directors: Provided, That this restriction on voting separately by class or series shall not apply:


            (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;


           (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the bank if the preferred stock is exchanged for securities of such other corporation: Provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office; or the Federal Deposit Insurance Corporation.


          (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving bank in a merger or consolidation for the bank, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class and series (if any) of capital stock are as follows:


         A.  Common  Stock.  Except  as  provided  in this  Section 5 (or in any supplementary sections thereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.


         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in

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preference to the common stock,  then  dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

         In the event of any liquidation, dissolution, or winding up of the bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the bank available for distribution remaining after: (i) Payment or provision for payment of the bank's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         B. Preferred Stock. The bank may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of shares of such series;


         (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;


         (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the bank;

         (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;


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         (g)      Whether the shares of such series shall be  convertible  into, or exchangeable for, shares of any other class or classes of stock of the bank and, if so, the conversion price(s), or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued; and

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the bank shall file with the Secretary to the Office a dated copy of that supplementary section of this charter established and designating the series and fixing and determining the relative rights and preferences thereof.


         SECTION 6. Preemptive Rights. Holders of the capital stock of the bank shall not be entitled to preemptive rights with respect to any shares of the bank which may be issued.

         SECTION 7. Liquidation Account. Pursuant to the requirements of the Office's regulations (12 C.F.R. Part 563b) the bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of December 31, 1993 ("eligible savers") and March 31, 1995 ("supplemental eligible savers"). In the event of a complete liquidation of the bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each eligible saver's and supplemental eligible saver's inchoate interest in the liquidation account, to the extent it is still in existence:
Provided, That an eligible saver's and supplemental eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver or supplemental eligible saver to any voting rights at meetings of the bank's stockholders.

         SECTION   8.   Certain   Provisions    Applicable   for   Five   Years.
Notwithstanding anything contained in the bank's charter or bylaws to the contrary, for a period of five years from the


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date of completion of the  conversion of the bank from mutual to stock form, the following provisions shall apply:


         A. Beneficial Ownership Limitation. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the bank. This limitation shall not apply to a transaction in which the bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under Section 574.3(c)(1)(vi) of the Office's regulations.


         In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

         For purposes of this Section 8, the following definitions apply:


         (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, a bank, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the bank.


         (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

         (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

         (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.


         B. Cumulative Voting Limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

         C. Call for Special Meetings. Special meetings of stockholders relating to changes in control of the bank or amendments to its charter shall be called only upon direction of the board of directors.



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         SECTION 9. Directors.  The bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the bank's bylaws, shall not be fewer than five nor more than fifteen except when a greater number is approved by the Director of the Office.


         SECTION 10. Amendment of charter. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is first proposed by the board of directors of the bank, then preliminarily approved by the Office, which preliminary approval may be granted by the Office pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Office in accordance with regulatory procedures or on such other date as the Office may specify in its preliminary approval.


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                        HEMLOCK FEDERAL BANK FOR SAVINGS




ATTEST:                                     By:
           ------------------------            ---------------------------------
           Rosanne Pastorek-Belcazk         Maureen G. Partynski
           Secretary                        Chairman and Chief Executive Officer



                            DIRECTOR OF THE OFFICE OF
                               THRIFT SUPERVISION



ATTEST:                                      By:
        ---------------------------------       --------------------------------
        Secretary of the Office of Thrift       Director of the Office
        Supervision                             of Supervision




Declared effective this ____ day of ____________.199__




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